Exhibit (m)(4)

PROFUNDS DISTRIBUTORS, INC.

3435 Stelzer Road

Columbus, Ohio 43219-3035

DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

FOR NASD REGISTERED MEMBERS

Ladies and Gentlemen:

As the distributor of the shares (“Shares”) of each investment company portfolio (each a “Fund”), of the investment company or companies covered hereunder (collectively, “Company”), ProFunds Distributors, Inc. (“Distributor”) hereby invites you (the “Authorized Firm”) to participate in the selling group on the following terms and conditions. The Funds existing as of the date hereof are listed on Schedule A, and may be amended from time to time. In this letter, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words refer to the dealer executing this Agreement, including its associated persons. The terms and conditions of this Agreement are as follows:

1.	REFERENCE TO PROSPECTUS; DETERMINATION OF NET ASSET VALUE.

1.1	Reference is made to the prospectus for the Shares of each Fund as from time to time are effective under the Securities Act of 1933 (the “1933 Act”). Terms defined therein and not otherwise defined herein are used herein with the meaning so defined.

1.2	For purposes of determining the fees payable to you under Section 3, the average daily net asset value of a Fund’s Shares will be computed in the manner specified in the Company’s registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of such Fund’s Shares for purposes of purchases and redemptions.

2.	SERVICES OF AUTHORIZED FIRM.

2.1	The Authorized Firm is hereby authorized and may from time to time undertake to perform, or arrange for the performance of, distribution and/or shareholder support services for its Customers pursuant to a plan adopted by a Fund in accordance with rule 12b-1 (a “Plan”) under the Investment Company Act of 1940 (the “1940 Act”) with respect to each such Fund (the “Services”).

2.2.	The Authorized Firm is specifically authorized to distribute the Prospectus and Statement of Additional Information and sales material received from the Distributor. No person is authorized to distribute any other sales material relating to a Fund without the Distributor’s prior written approval. The Authorized Firm further agrees to deliver, upon the Distributor’s request, copies of any relevant amended Prospectus and Statement of Additional Information to shareholders of the Company to whom it has sold Shares. As agent for its customers, the Authorized Firm shall not withhold placing customers’ orders for any Shares so as to profit itself as a result of such withholding and shall not purchase any Shares from the Distributor except for the purpose of covering purchase orders already received.

Notice will be given to the Authorized Firm of any repurchase or redemption within ten days of the date on which the tender of Shares for redemption is delivered to the Distributor or to the Company. Neither party to this Agreement shall purchase any Shares from a record holder at a price lower than the net asset value next computed by or for the Company. Nothing in this subparagraph shall prevent the Authorized Firm from selling Shares for the account of a record holder to the Distributor or the Company and charging the investor a fair commission for handling the transaction. Any order placed by the Authorized Firm for the repurchase of Shares of a Fund is subject to the timely receipt by the Company or its designee of all required documents in good order. If such documents are not received within a reasonable time after the order is placed, the order is subject to cancellation, in which case the Authorized Firm agrees to be responsible for any loss resulting to the Company or to the Distributor from such cancellation.

The Distributor will furnish the Authorized Firm, upon request, with offering prices for the Shares in accordance with the then-current Prospectuses for the Funds, and the Authorized Firm agrees to quote such prices subject to confirmation by the Distributor on any Shares offered to the Authorized Firm for sale. The public offering price shall equal the net asset value per Share of a Fund plus a front-end sales load, if applicable. Each price is always subject to confirmation, and will be based upon the net asset value next computed after receipt by the Company or its designee of an order that is in good form. The Authorized Firm acknowledges that it is its responsibility to date and time stamp all orders received by it and to transmit such orders promptly to the Company or its designee. The Authorized Firm further acknowledges that any failure to promptly transmit such orders that causes a purchaser of Shares to be disadvantaged, based upon the pricing requirements of Rule 22c-1 under the 1940 Act, shall be its sole responsibility. The Distributor reserves the right to terminate this Agreement at any time, effective immediately, if any Shares shall be offered for sale by the Authorized Firm at less than the then-current offering price determined by or for the applicable Fund.

With respect to orders that are placed for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Company within three (3) business days after acceptance of the order. If payment is not so received or made, the Distributor reserves the right to cancel the sale, or, at its option, to sell the Shares to the Funds at the then prevailing net asset value. In this event or in the event that the Authorized Firm cancels the trade for any reason, the Authorized Firm agrees to be responsible for any loss resulting to the Funds or to the Distributor from its failure to make payments as aforesaid. The Authorized Firm shall not be entitled to any gains generated thereby.

The Authorized Firm shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by wire or telephone for purchases, exchanges or redemptions, and shall indemnify the Distributor against any claims by its customers as a result of its failure to properly transmit their instructions. In addition, the Authorized Firm agrees to guarantee the signatures of its customers when such guarantee is required by the Prospectus of a Fund. In that connection, the Authorized Firm agrees to indemnify and hold harmless all persons, including the Distributor and the Funds’ Transfer Agent, against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

2.3.	The Authorized Firm will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in the Authorized Firm’s business, or any personnel employed by the Authorized Firm) as may be reasonably necessary or beneficial in order to provide such Services.

2.4.	The minimum dollar transaction of a Fund’s Shares (including Shares being acquired by Customers pursuant to any exchange privileges described in the Fund’s prospectus) shall be the applicable minimum amount set forth in the prospectus of such Fund, and no order for less than such amount shall be processed by the Authorized Firm. The procedures relating to the handling of orders shall be subject to instructions which the Distributor shall forward from time to time to the Authorized Firm. All orders for a Fund’s Shares are subject to acceptance or rejection by the Company in its sole discretion, and the Company may, in its discretion and without notice, suspend or withdraw the sale of a Fund’s Shares, including the sale of such Shares to the Authorized Firm for the account of any Customer or Customers.

2.5.	In no transaction shall the Authorized Firm act as dealer for its own account; the Authorized Firm shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, its Customers. For all purposes of this Agreement except as specifically provided in section 4.4, the Authorized Firm will be deemed to be an independent contractor, and will have no authority to act as agent for the Company, the Distributor or any dealer of the Shares in any matter or in any respect. No person is authorized to make any representations concerning the Company or a Fund’s Shares except those representations contained in the Fund’s then-current prospectus and statement of additional information and in such printed information as the Company may subsequently prepare.

2.6.	The Authorized Firm and its employees will, upon request, be available during normal business hours to consult with the Distributor or its designees concerning the performance of the Authorized Firm’s responsibilities under this Agreement. Any person authorized to direct the disposition of monies paid or payable pursuant to Section 3 of this Agreement will provide to the Company’s Board of Trustees, and the Company’s Trustees will review at least quarterly, a written report of the amounts so expended and describe the purposes for which the expenditures are made.

In addition, the Authorized Firm will furnish to the Distributor or its designees such information as the Distributor or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of Services as described herein), and will otherwise cooperate with the Distributor and its designees (including, without limitation, any auditors designated by the Company), in the preparation of reports to the Company’s Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

3.	FEES.

3.1	The Distributor may make distribution or service payments to the Authorized Firm under the Plan in consideration of Authorized Firm’s Services to its Customers. In addition, a fee will not be paid to the Authorized Firm with respect to Shares of a Fund that are redeemed or repurchased by the Company within seven business days of receipt of confirmation of such sale. The Distributor shall have no obligation to make any such payments under the Plan and Authorized Firm hereby waives any such payments until the Distributor receives monies therefor from the Company. Any distribution payments, service payments, or shareholder services payments will be made in the amount as described in the Prospectus and Statement of Additional Information or in such amounts as the Distributor may from time to time advise Authorized Firm in writing and will be based on the dollar amount of Fund shares which are owned of record by Authorized Firm as nominee for Customers or which are owned by those Customers whose records, as maintained by the Company or their agent, designate the Authorized Firm as the Customer’s dealer of record. Any such payments shall be in addition to the selling concession, if any, allowed to Authorized Firm pursuant to this Agreement.

3.2	The fee rate with respect to any Fund may be prospectively increased or decreased by the Distributor, in its sole discretion, at any time upon notice to the Authorized Firm.

4.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

4.1	The Authorized Firm agrees to comply with all applicable laws, including federal and state securities laws, the Rules and Regulations of the Securities and Exchange Commission, and the Conduct Rules of the NASD. The Authorized Firm has received a list of the states or other jurisdictions in which Shares of the Funds have been registered for sale under, or otherwise qualified for sale pursuant to, the respective securities laws of such states and jurisdictions. The Authorized Firm agrees that it will not offer a Fund’s Shares to persons in any jurisdiction in which such Shares are not registered or otherwise qualified for sale.

4.2	The parties acknowledge that they are financial institutions subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require among other things, that financial institutions adopt compliance programs to guard against money laundering and provide for customer identification programs. The parties further acknowledge that they are in compliance and will continue to comply with the AML Acts and applicable anti-money laundering rules of self-regulatory organizations, including NASD Conduct Rule 3011, in all relevant respects.

4.3	By written acceptance of this Agreement, the Authorized Firm represents, warrants, and agrees that, to the extent required by law: (i) the Authorized Firm has all necessary qualifications, authorizations and/or registrations relating to the Authorized Firm’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement; (ii) the Authorized Firm will provide to Customers a schedule of the services it will perform pursuant to this Agreement and a schedule of any fees that the Authorized Firm may charge directly to Customers for services it performs in connection with investments in the Company on the Customer’s behalf; and (iii) any and all compensation payable to the Authorized Firm by Customers in connection with the investment of their assets in the Company will be disclosed by the Authorized Firm to Customers and will be authorized by Customers and will not result in an excessive fee to the Authorized Firm.

4.4.	The Authorized Firm agrees to comply with all requirements applicable to it by reason of all applicable laws, including federal and state securities laws, the rules and regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, and the 1940 Act. The Distributor has furnished the Authorized Firm with a list of the states or other jurisdictions in which the Company believes the Shares of the Funds are qualified for sale, and the Authorized Firm agrees that it will not purchase a Fund’s Shares on behalf of a Customer’s account in any jurisdiction in which such Shares are not qualified for sale. The Authorized Firm further agrees that it will maintain all records required by applicable law or otherwise reasonably requested by the Distributor relating to the services provided by it pursuant to the terms of this Agreement. The Authorized Firm agrees that it will comply at all times with the provisions of Rule 22c-1 of the 1940 Act. Purchase and redemption orders, and payment for shares of a Fund ordered from the Company, must be received at the time, and in the manner, as determined by the Company. All Orders are subject to acceptance or rejection by the Company or the relevant Fund in the sole discretion of either, or by the relevant Fund’s transfer agent acting on the Company’s or the Fund’s behalf, and orders shall be effective only upon receipt in proper form. The Company may, if necessary, delay redemption of shares of a Fund to the extent permitted by the 1940 Act. The Authorized Firm may submit a purchase, exchange or redemption order (an “Order”) for shares of a Fund on behalf of a Customer to such Company’s designated contact in the manner determined by the Company. Receipt and acceptance of any such Order on any day the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value (a “Business Day”) pursuant to SEC rules by the Authorized Firm as limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund’s prospectus (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) shall constitute receipt and acceptance by the Fund on that same Business Day. To facilitate the Funds’ daily trading practices, the Authorized Firm (i) may be required to provide the Funds with estimated daily net aggregate trade and other information relating to the Funds at times and in the manner reasonably specified by the Funds prior to the close of business on each Business Day and (ii) may be required to provide the Funds on the following Business Day with a confirmed final report of the previous Business Day’s transaction information related to the Funds at such times mandated by the Funds.

4.5.	Each party hereto agrees that any Nonpublic Personal Information, as the term is defined in Securities and Exchange Commission Regulation S-P (“Reg S-P”), that may be disclosed by a party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

4.6	The Authorized Firm agrees that under no circumstances shall the Distributor or the Company be liable to the Authorized Firm or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Plan.

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4.7	The Authorized Firm agrees that the obligations of the parties hereto and the operation and/or continuation of this Agreement are subject to any applicable policies of the Company, as they may be amended from time to time. The Authorized Firm further agrees that the operation and/or continuation of this Agreement is subject to: (i) the Board of Trustees’ evaluation of the services; (ii) any determinations by the Board of Trustees regarding the nature and quality of and the compensation for the services; and (iii) any other determinations that the Board of Trustees deems appropriate.

4.8	The Authorized Firm will make available to the Distributor, promptly upon request, appropriate books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Authorized Firm’s services under this Agreement that may be requested, following notice to the Distributor.

4.9	The Funds’ prospectus will generically identify the Authorized Firm as a party that may accept purchase and redemption orders on behalf of a Fund and will provide: (i) that the Funds have authorized one or more intermediaries to accept on its behalf purchase and redemption orders that are in “good order”; (ii) that the intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Funds’ behalf; (iii) that the Funds will be deemed to have received a purchase or redemption order when an authorized intermediary or, if applicable, an intermediary’s authorized designee, accepts the order; and (iv) that customer orders will be priced at the Funds’ net asset value next computed after they are accepted by an authorized intermediary or the intermediary’s designee.

4.10	The Authorized Firm agrees that it is its responsibility to determine the suitability of any Fund Shares as investments for its customers, and that the Distributor has no responsibility for such determination. The Authorized Firm also understands and acknowledges that the Funds may offer Shares in multiple classes, and the Authorized Firm represents and warrants that it has established compliance procedures designed to ensure that its customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and to ensure proper supervision of its representatives in recommending and offering the Shares of multiple classes to its customers.

5.	EXCULPATION; INDEMNIFICATION.

5.1	The Distributor shall not be liable to the Authorized Firm and the Authorized Firm shall not be liable to the Distributor except for acts or failures to act which constitute lack of good faith or negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or by the Authorized Firm of compliance with any applicable law, rule, or regulation.

5.2	The Authorized Firm will indemnify the Distributor and hold it harmless from any claims or assertions relating to a breach of any representation or warranty under this Agreement, failure by the Authorized Firm to maintain required anti-money laundering procedures (including customer identification programs), the lawfulness of the Authorized Firm’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Distributor shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the Authorized Firm.

6.	EFFECTIVE DATE; TERMINATION

6.1	This Agreement will become effective with respect to each Fund on the date of its acceptance by the Authorized Firm. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms, provided that the continuance of the Plan is specifically approved at least annually in accordance with the terms of the Plan.

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6.2	This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) or upon termination of the Plan. This Agreement may be terminated with respect to any Fund by the Distributor or by the Authorized Firm, without penalty, upon sixty days’ prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Plan Trustees (as defined in the Plan) or a majority of the outstanding Shares of a Fund on sixty days’ written notice.

7.	GENERAL.

7.1	The Distributor may enter into other similar agreements for the provision of Services with any other person or persons without the Authorized Firm’s consent.

7.2	Upon receiving the written consent of the Distributor, the Authorized Firm may, at its expense, subcontract with any entity or person concerning the provision of the Services contemplated hereunder; provided, however, that the Authorized Firm shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Authorized Firm shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own.

7.3	This Agreement supersedes any other agreement between the Distributor and the Authorized Firm relating to the Services described herein in connection with a Fund’s Shares and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein (including but not limited to those set forth in sections 4 and 5) shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective successors.

7.4	This agreement may be amended from time to time by the following procedure. The Distributor will mail a copy of the amendment to the Authorized Firm at the Authorized Firm’s address shown below or as registered as the Authorized Firm’s main office from time to time with the NASD. The Authorized Firm’s subsequent placement of any order for shares of the series set forth on Schedule A shall constitute the Authorized Firm’s affirmation of and agreement with the terms of such amendment and shall be treated for all purposes as an execution of such amendment.

7.5	Notices and communications required or permitted hereby will be given to the following persons at the following addresses or facsimile numbers as the party receiving such notices or communications may subsequently direct in writing:

If to the Distributor:

ProFunds Distributors, Inc.

100 Summer Street, 15th Floor Boston, MA 02110

Attention: Broker Dealer Compliance

If to the Authorized Firm:

Attention:

7.6	During the term of this Agreement, the Authorized Firm will pay all ordinary expenses incurred by it in connection with its obligations under this Agreement.

7.7	Each party acknowledges that the identities of the other party’s customers, as well as information maintained by such other party regarding those customers, and all computer programs, technical, trade secret or business information, including, without limitation, financial information, business or marketing strategies or plans, product development and procedures developed by such other party or such other party’s agents in connection with this arrangement which is disclosed to the other party hereto or otherwise obtained by the other party, its affiliates, agents or representatives during the term of this Agreement, constitute the valuable property of such other party (“Proprietary Information”). Each party agrees that should either of them be furnished any Proprietary Information, the party who acquired such Proprietary Information shall use its best efforts to hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with the other party’s prior written consent, or (ii) as required by law or judicial process. Each party acknowledge that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agree that in the event of a breach such other party will be entitled to seek equitable relief, as well as such other relief as any court of competent jurisdiction deems appropriate. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This section 7.7 shall continue in full force and effect notwithstanding the termination of this Agreement.

7.8	Any and all disputes arising under or in connection with this Agreement will be finally and exclusively resolved by arbitration under the rules of arbitration then in effect for the National Association of Securities Dealers, Inc. or the American Arbitration Association, such organization to be selected in the sole discretion of the Distributor. The arbitration will be held in Boston, Massachusetts before three arbitrators who have no present or former affiliation with any party to this Agreement and who are knowledgeable about mutual funds, the asset management industry and the subject of the dispute. Each party will choose one arbitrator, and the two arbitrators so chosen will choose a third who will chair the proceedings. In no event will the arbitrators have the authority to make any award that provides for punitive or exemplary damages. Any decision rendered by the arbitrators will be binding, final and conclusive upon both parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered, or by any court having jurisdiction over the assets of any party against which an award is entered, and the parties hereby irrevocably waive any objections to the jurisdiction of such court based on any ground, including improper venue or forum non conveniens. Except where clearly prevented by the subject matter of the dispute, both parties will continue performing their respective obligations under this Agreement while the dispute is being resolved. The prevailing party in any claim, action, arbitration, or other proceeding arising under or in connection with the implementation or enforcement of this Agreement will be entitled to recover from the other party all reasonable attorneys’ fees incurred in connection therewith.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

ProFunds Distributors, Inc.

By:

Title:

The foregoing Agreement is hereby accepted:

Authorized Firm

By:
Title:
Date:

SCHEDULE A

Dated as of: August 29, 2006

ProFunds

Airlines UltraSector ProFund*	Rising U.S. Dollar ProFund

Asia 30 ProFund*	Semiconductor UltraSector ProFund

Banks UltraSector ProFund	Short Asia ProFund*

Basic Materials UltraSector ProFund	Short Basic Materials ProFund*

Bear ProFund	Short Biotechnology ProFund*

Biotechnology UltraSector ProFund	Short Broad Market ProFund*

Broad Market ProFund*	Short Consumer Goods ProFund*

Bull ProFund	Short Consumer Services ProFund*

Consumer Goods UltraSector ProFund	Short Dividend Equities ProFund*

Consumer Services UltraSector ProFund	Short Dow 30 ProFund*

Dividend Equities ProFund*	Short Equal OTC ProFund*

Dow 30 ProFund*	Short Europe 30 ProFund*

Equal OTC ProFund*	Short Financials ProFund*

Europe 30 ProFund	Short Health Care ProFund*

Falling U.S. Dollar ProFund	Short Industrials ProFund*

Financials UltraSector ProFund	Short International ProFund

Health Care UltraSector ProFund	Short International ProFund*

Industrials UltraSector ProFund	Short Mid-Cap ProFund*

International ProFund*	Short Oil & Gas ProFund

Internet UltraSector ProFund	Short Oil Equipment, Services and Distribution ProFund*

Large-Cap Growth ProFund	Short OTC ProFund

Large-Cap Value ProFund	Short Precious Metals ProFund

Leisure Goods UltraSector ProFund*	Short Real Estate ProFund

Mid-Cap Growth ProFund	Short Small-Cap ProFund

Mid-Cap ProFund	Short Technology ProFund*

Mid-Cap Value ProFund	Short Telecommunications ProFund*

Mobile Telecommunications UltraSector ProFund	Short Transportation ProFund*

Money Market ProFund	Short Utilities ProFund*

Oil & Gas UltraSector ProFund	Small-Cap Growth ProFund

Oil Equipment, Services & Distribution UltraSectorProFund*	Small-Cap ProFund

OTC ProFund	Small-Cap Value ProFund

Pharmaceuticals UltraSector ProFund	Technology UltraSector ProFund

Precious Metals UltraSector ProFund	Telecommunications UltraSector ProFund

Real Estate UltraSector ProFund	Transportation UltraSector ProFund*

Rising Rates Opportunity 10 ProFund	U.S. Government 10 ProFund*

Rising Rates Opportunity ProFund	U.S. Government 30 ProFund*

U.S. Government Plus ProFund	UltraShort Dow 30 ProFund

UltraBear ProFund	UltraShort Emerging Markets ProFund

UltraBull ProFund	UltraShort International ProFund

UltraDow 30 ProFund	UltraShort Japan ProFund

UltraEmerging Markets ProFund	UltraShort Latin America ProFund*

UltraInternational ProFund	UltraShort Mid-Cap ProFund

UltraJapan ProFund	UltraShort OTC ProFund

UltraLatin America ProFund*	UltraShort Small-Cap ProFund

UltraMid-Cap ProFund	UltraSmall-Cap ProFund

UltraOTC ProFund	Utilities UltraSector ProFund

*	Fund has not commenced operations

Access One Trust

Access Bear Commodity Fund*	Access Flex Bear High Yield Fund
Access Commodity Fund*	Access Flex High Yield Fund

*	Fund has not commenced operations